Exhibit 99.1

Hawkins, Inc. Reports
First Quarter Fiscal 2025 Results

Roseville, Minn., July 31, 2024 – Hawkins, Inc. (Nasdaq: HWKN) today announced results for the three months ended June 30, 2024, its first quarter of fiscal 2025.

First Quarter Fiscal Year 2025 Highlights:

•Record quarterly results for revenue, gross profit, operating income, net income, diluted earnings per share (“EPS”) and adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“adjusted EBITDA”), a non-GAAP measure.
•Revenue growth of 2% driven by Water Treatment segment growth of 25% over the same period of the prior year.
•Gross profit increase of 24% over the same period of the prior year, with all three segments having double-digit growth.
•Diluted EPS increase of $0.26, or 23%, to $1.38 per share.
•Adjusted EBITDA, a non-GAAP measure, of $50.9 million, a 25% increase over the same period of the prior year. Trailing 12-month adjusted EBITDA exceeds $153 million.
•As previously announced, closed on two acquisitions in the first quarter, further expanding our geographic reach within our Water Treatment segment.
•For the fourth year in a row, Hawkins was certified as a Great Place to Work.

Executive Commentary – Patrick H. Hawkins, Chief Executive Officer and President:

“We are extremely pleased with our strong first quarter results with Water Treatment becoming our largest reporting segment, and our profitability continuing to grow by over 20% as we again experienced revenue and volume growth," said Patrick Hawkins, Chief Executive Officer and President. "Our record revenue of $256 million was driven by our acquired businesses in our Water Treatment segment. Revenue was down in our Industrial segment due primarily to reduced selling prices driven by lower commodity costs, with volumes relatively flat year over year. Revenue in our Health and Nutrition segment was also down slightly due to product mix changes. Gross profit increased double digits in all three of our segments due to the product mix and our continued focus on pricing discipline. Our continuing strategy of investing in higher margin business has helped drive the growth results we have experienced over the last five years. I am extremely proud of the entire Hawkins team, and the commitment of each and every employee has contributed to the success of our company.”

Mr. Hawkins, continued, “We closed two acquisitions in our Water Treatment segment in the first quarter, and have now completed six acquisitions in the last 12 months, expanding our geographic reach in this segment. We are also happy that we continue to realize synergies with each deal. Our balance sheet continues to be strong, and our leverage ratio at the end of the first quarter was 0.84x. Looking to the future, we expect all three segments to continue to grow profitability and we will continue to deliver on our strategy of investing in our higher margin businesses, while servicing the needs of our customers to the highest level possible.”

First Quarter Financial Highlights:

NET INCOME
For the first quarter of fiscal 2025, the Company reported net income of $28.9 million, or $1.38 per diluted share, compared to net income for the first quarter of fiscal 2024 of $23.4 million, or $1.12 per diluted share.
REVENUE
Sales were $255.9 million for the first quarter of fiscal 2025, an increase of $4.8 million, or 2%, from sales of $251.1 million in the same period a year ago. Increased sales in our Water Treatment segment more than offset decreased sales in our Industrial and Health and Nutrition segments. Water Treatment segment sales increased $23.5 million, or 25%, to $117.2 million for the current quarter, from $93.7 million in the same period a year ago. Water Treatment sales increased as a result of added sales from our acquired businesses. Industrial segment sales decreased $17.7 million, or 15%, to $103.2 million for the current quarter, from $120.9 million in the same period a year ago. The decrease in sales was primarily driven by lower selling prices on certain products driven by lower raw material costs and volume pressure. Health and Nutrition segment sales decreased $1.1 million, or 3.0%, to $35.5 million for the current quarter, from $36.6 million in the same period a year ago. Health and Nutrition sales decreased as a result of lower sales of our manufactured products, largely offset by increased sales of our specialty distributed products.

GROSS PROFIT
Gross profit increased $12.7 million, or 24%, to $64.7 million, or 25% of sales, for the current quarter, from $52.0 million, or 21% of sales, in the same period a year ago. During the current quarter, the LIFO reserve increased, and gross profit decreased, by $0.4 million due primarily to an increase in our forecasted year-end quantities. In the same quarter a year ago, the LIFO reserve decreased, and gross profit increased, by $0.2 million. Gross profit for the Water Treatment segment increased $8.6 million, or 33%, to $35.0 million, or 30% of sales, for the current quarter, from $26.4 million, or 28% of sales, in the same period a year ago. Water Treatment segment gross profit increased primarily as a result of increased sales from our acquired businesses. Gross profit for the Industrial segment increased $2.6 million, or 13%, to $21.9 million, or 21% of sales, for the current quarter, from $19.3 million, or 16% of sales, in the same period a year ago. Industrial segment gross profit increased as a result of improved unit margins on certain products. Gross profit for our Health and Nutrition segment increased $1.5 million, or 24%, to $7.8 million, or 22% of sales, for the current quarter, from $6.3 million, or 17% of sales, in the same period a year ago. Health and Nutrition segment gross profit increased as a result of improved margins on certain products.
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
Selling, general and administrative expenses increased $5.4 million, or 28%, to $24.9 million, or 10% of sales, for the current quarter, from $19.5 million, or 8% of sales, in the same period a year ago. Expenses increased primarily due to added costs from the acquired businesses in our Water Treatment segment and increased variable pay.
ADJUSTED EBITDA
Adjusted EBITDA, a non-GAAP financial measure, is an important performance indicator and a key compliance measure under the terms of our credit agreement. An explanation of the computation of adjusted EBITDA is presented below. Adjusted EBITDA for the three months ended June 30, 2024 was $50.9 million, an increase of $10.0 million, or 25%, from $40.9 million in the same period a year ago.
INCOME TAXES
Our effective income tax rate was 25% for the current quarter and 26% for the same period a year ago. The effective tax rate in the first quarter of both years was impacted by favorable tax provision adjustments recorded. The effective tax rate is impacted by projected levels of annual taxable income, permanent items, and state taxes. Our effective tax rate for the full year is currently expected to be approximately 26-27%.
BALANCE SHEET
During the first quarter, our working capital was $24 million higher than the end of fiscal 2024 due primarily to increased customer receivable balances, increased inventory and lower liabilities due to the payment of certain year-end accruals in the first quarter. During the quarter, net borrowings of $35.0 million and $17.6 million of operating cash flow was used to fund $25.4 million of acquisition spending for the acquisitions of Intercoastal Trading, Inc. and Wofford Water Service, Inc., capital spending of $10.6 million, stock repurchases of $9.1 million and dividend payments of $3.4 million. Our total debt outstanding at the end of the first quarter was $134.0 million and our leverage ratio was 0.84x our trailing twelve-month proforma adjusted EBITDA, as compared to 0.66x of trailing twelve-month adjusted EBITDA at the end of fiscal 2024.

About Hawkins, Inc.

Hawkins, Inc. was founded in 1938 and is a leading specialty chemical and ingredients company that formulates, distributes, blends, and manufactures products for its Industrial, Water Treatment, and Health & Nutrition customers. Headquartered in Roseville, Minnesota, the Company has 60 facilities in 27 states and creates value for its customers through superb customer service and support, quality products and personalized applications. Hawkins, Inc. generated $919 million of revenue in fiscal 2024 and has approximately 950 employees. For more information, including registering to receive email alerts, please visit www.hawkinsinc.com/investors.

Reconciliation of Non-GAAP Financial Measures
We report our consolidated financial results in accordance with U.S. generally accepted accounting principles (GAAP). To assist investors in understanding our financial performance between periods, we have provided certain financial measures not computed according to GAAP, including adjusted EBITDA. This non-GAAP financial measure is not meant to be considered in isolation or as a substitute for comparable GAAP measures. The method we use to produce non-GAAP results is not computed according to GAAP and may differ from the methods used by other companies.
Management uses this non-GAAP financial measure internally to understand, manage and evaluate our business and to make operating decisions. Management believes that this non-GAAP financial measure reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provides a more complete understanding of the factors and trends affecting our financial condition and results of operations.

We define adjusted EBITDA as GAAP net income adjusted for the impact of the following: net interest expense resulting from our net borrowing position; income tax expense; non-cash expenses including amortization of intangibles, depreciation and charges for the employee stock purchase plan and restricted stock grants; and non-recurring items of income or expense, if applicable.

Adjusted EBITDA	Three Months Ended
(In thousands)	June 30, 2024	July 2, 2023
Net Income (GAAP)	$28,879	$23,430
Interest expense, net	1,263	1,148
Income tax expense	9,808	8,246
Amortization of intangibles	2,802	1,670
Depreciation expense	6,527	5,437
Non-cash compensation expense	1,467	959
Non-recurring acquisition expenses	188	—
Adjusted EBITDA	$50,934	$40,890

HAWKINS, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In thousands, except share and per-share data)

	Three Months Ended
	June 30, 2024	July 02, 2023
Sales	$255,879	$251,120
Cost of sales	(191,224)	(199,129)
Gross profit	64,655	51,991
Selling, general and administrative expenses	(24,864)	(19,504)
Operating income	39,791	32,487
Interest expense, net	(1,263)	(1,148)
Other income	159	337
Income before income taxes	38,687	31,676
Income tax expense	(9,808)	(8,246)
Net income	$28,879	$23,430

Weighted average number of shares outstanding - basic	20,816,479	20,907,724
Weighted average number of shares outstanding - diluted	20,914,085	21,012,788
Basic earnings per share	$1.39	$1.12
Diluted earnings per share	$1.38	$1.12
Cash dividends declared per common share	$0.16	$0.15

HAWKINS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands, except share data)

	June 30, 2024	March 31, 2024
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$8,887	$7,153
Trade accounts receivables, net	126,398	114,477
Inventories	81,199	74,600
Prepaid expenses and other current assets	5,503	6,596
Total current assets	221,987	202,826
PROPERTY, PLANT, AND EQUIPMENT:	396,244	386,648
Less accumulated depreciation	182,604	177,774
Net property, plant, and equipment	213,640	208,874
OTHER ASSETS:
Right-of-use assets	12,157	11,713
Goodwill	114,046	103,399
Intangible assets, net of accumulated amortization	124,563	116,626
Deferred compensation plan asset	11,365	9,584
Other	4,980	4,912
Total other assets	267,111	246,234
Total assets	$702,738	$657,934
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable — trade	$47,795	$56,387
Accrued payroll and employee benefits	12,501	19,532
Income tax payable	11,751	1,943
Current portion of long-term debt	9,913	9,913
Environmental remediation	7,700	7,700
Other current liabilities	8,332	7,832
Total current liabilities	97,992	103,307
LONG-TERM DEBT, LESS CURRENT PORTION	123,840	88,818
LONG-TERM LEASE LIABILITY	9,816	9,530
PENSION WITHDRAWAL LIABILITY	3,443	3,538
DEFERRED INCOME TAXES	22,367	22,406
DEFERRED COMPENSATION LIABILITY	12,244	11,764
EARNOUT LIABILITY	11,577	11,235
OTHER LONG-TERM LIABILITIES	241	1,310
Total liabilities	281,520	251,908
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY:
Common stock; authorized: 60,000,000 shares of $0.01 par value; 20,734,331 and 20,790,261 shares issued and outstanding as of June 30, 2024 and March 31, 2024, respectively	207	208
Additional paid-in capital	27,932	38,154
Retained earnings	390,070	364,549
Accumulated other comprehensive income	3,009	3,115
Total shareholders’ equity	421,218	406,026
Total liabilities and shareholders’ equity	$702,738	$657,934

HAWKINS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In thousands)

	Three Months Ended
	June 30, 2024	July 2, 2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$28,879	$23,430
Reconciliation to cash flows:
Depreciation and amortization	9,329	7,107
Change in fair value of earnout liability	342	—
Operating leases	782	534
Gain on deferred compensation assets	(159)	(337)
Stock compensation expense	1,467	959
Other	(65)	26
Changes in operating accounts providing (using) cash:
Trade receivables	(10,576)	(9,055)
Inventories	(6,037)	11,839
Accounts payable	(7,300)	(537)
Accrued liabilities	(8,949)	(9,075)
Lease liabilities	(834)	(580)
Income taxes	9,808	8,255
Other	899	2,300
Net cash provided by operating activities	17,586	34,866
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant, and equipment	(10,649)	(7,873)
Acquisitions	(25,400)	—
Other	245	44
Net cash used in investing activities	(35,804)	(7,829)
CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends declared and paid	(3,358)	(3,160)
New shares issued	—	1,147
Payroll taxes paid in exchange for shares withheld	(2,541)	(2,140)
Shares repurchased	(9,149)	—
Payments on revolving loan	(10,000)	(23,400)
Proceeds from revolving loan borrowings	45,000	—
Net cash provided by (used in) financing activities	19,952	(27,553)
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	1,734	(516)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	7,153	7,566
CASH AND CASH EQUIVALENTS, END OF PERIOD	$8,887	$7,050

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for interest	$1,347	$1,221
Noncash investing activities - capital expenditures in accounts payable	$1,015	$4,771

HAWKINS, INC.
REPORTABLE SEGMENTS (UNAUDITED)
(In thousands)

	Water Treatment	Industrial	Health and Nutrition	Total
Three months ended June 30, 2024:
Sales	$117,176	$103,202	$35,501	$255,879
Gross profit	34,955	21,876	7,824	64,655
Selling, general, and administrative expenses	14,166	6,639	4,059	24,864
Operating income	20,789	15,237	3,765	39,791
Three months ended July 2, 2023:
Sales	$93,651	$120,873	$36,596	$251,120
Gross profit	26,408	19,306	6,277	51,991
Selling, general, and administrative expenses	9,126	6,575	3,803	19,504
Operating income	17,282	12,731	2,474	32,487

Forward-Looking Statements. Various remarks in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include those relating to consumer demand for products containing our ingredients and the impacts of those demands, expectations for results in our business segments and the timing of our filings with the Securities and Exchange Commission. These statements are not historical facts, but rather are based on our current expectations, estimates and projections, and our beliefs and assumptions. Forward-looking statements may be identified by terms, including “anticipate,” “believe,” “can,” “could,” “expect,” “intend,” “may,” “predict,” “should,” or “will” or the negative of these terms or other comparable terms. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Actual results may vary materially from those contained in forward looking statements based on a number of factors, including, but not limited to, changes in competition and price pressures, changes in demand and customer requirements or processes for our products, availability of product and disruptions to supplies, interruptions in production resulting from hazards, transportation limitations or other extraordinary events outside our control that may negatively impact our business or the supply chains in which we participate, changes in imported products and tariff levels, the availability of products and the prices at which they are available, the acceptance of new products by our customers and the timing of any such acceptance, and changes in product supplies. Additional information concerning potential factors that could affect future financial results is included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2024, as updated from time to time in amendments and subsequent reports filed with the SEC. Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on forward-looking statements, which reflect our management’s view only as of the date hereof. We do not undertake any obligation to update any forward-looking statements.

Contacts:    Jeffrey P. Oldenkamp
Executive Vice President and Chief Financial Officer
612/331-6910
ir@HawkinsInc.com